Press Release	FOR FURTHER INFORMATION: Sean T. Smith SVP - CFO Photronics, Inc. (203) 775-9000 ssmith@photronics.com

FOR IMMEDIATE RELEASE
October 13, 2008

PHOTRONICS HAS COMMENCED MARKETING A PRIVATE PLACEMENT
OF SENIOR SUBORDINATED DEBT SECURITIES

     BROOKFIELD, Connecticut October 13, 2008 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative photomask-based imaging solutions for the global electronics and display industries, announced today that the Company has commenced marketing a private placement of senior subordinated debt securities.

     The Company has available $29 million under its $155 million revolving credit agreement with six banks, including JPMorgan Chase Bank N.A., Bank of America N.A., Citizens Bank of Massachusetts, HSBC Bank USA, Citibank N.A. and UBS Loan Finance LLC. At the end of the September fiscal month, the Company had improved working capital to approximately $71 million from $65 million at the end of the fiscal quarter ended July 2008.

     The securities will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements of the Securities Act of 1933 or any applicable state securities laws.

# # #

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics' web site involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

08-16